                                                --------------------------------
                                                           OMB APPROVAL
                                                --------------------------------
                                                 OMB Number: 3235-0145
                                                --------------------------------
                                                 Expires: October 31, 2002
                                                --------------------------------
                                                 Estimated average burden
                                                 hours per response. . . 14.9
                                                --------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___ )*


                               CREDIT SUISSE GROUP
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                  REGISTERED SHARES, PAR VALUE CHF 3 PER SHARE
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                       N/A
                  --------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2001
          -------------------------------------------------------------
              (Date of Event Which Requires Filing This Statement)


        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ]   Rule 13d-1(b)

                              [ ]   Rule 13d-1(c)

                              [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed " for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                          N/A
           ------------------------------------------

         1.     Names of Reporting Persons                              BZ GROUP HOLDING LIMITED
                                                     --------------------------------------------------------------

                I.R.S. Identification Nos. of above persons (entities only):                        N/A
                                                                                        ---------------------------


         2.     Check the Appropriate Box if a Member of a Group (See Instructions)

                (a)   [X]

                (b)   [ ]


         3.     SEC  Use Only
                                    -------------------------------------------------------------------------------


         4.     Citizenship or Place of Organization                               SWITZERLAND
                                                              -----------------------------------------------------


         Number of Shares Beneficially        5.    Sole Voting Power                              0
         Owned by Each Reporting Person                                               --------------------------
         with:

                                              6.    Shared Voting Power                       88,543,024
                                                                                      --------------------------


                                              7.    Sole Dispositive Power                         0
                                                                                      --------------------------


                                              8.    Shared Dispositive Power                  88,543,024
                                                                                      --------------------------

         9.     Aggregate Amount Beneficially Owned
                by Each Reporting Person                                                88,543,024
                                                                       --------------------------------------------


         10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares                          [  ]


         11.    Percent of Class Represented by amount in Row (9)                                7.5%
                                                                                    -------------------------------


         12.    Type of Reporting Person (See Instructions)                                HC,CO
                                                                       --------------------------------------------

CUSIP No.                          N/A
           ------------------------------------------

         1.     Names of Reporting Persons                                STILLHALTER VISION AG
                                                     --------------------------------------------------------------

                I.R.S. Identification Nos. of above persons (entities only):                        N/A
                                                                                        ---------------------------


         2.     Check the Appropriate Box if a Member of a Group (See Instructions)

                (a)   [X]

                (b)   [ ]


         3.     SEC  Use Only
                                    -------------------------------------------------------------------------------


         4.     Citizenship or Place of Organization                               SWITZERLAND
                                                              -----------------------------------------------------


         Number of Shares Beneficially        5.    Sole Voting Power                              0
         Owned by Each Reporting Person                                               --------------------------
         with:

                                              6.    Shared Voting Power                       88,543,024
                                                                                      --------------------------


                                              7.    Sole Dispositive Power                         0
                                                                                      --------------------------


                                              8.    Shared Dispositive Power                  88,543,024
                                                                                      --------------------------

         9.     Aggregate Amount Beneficially Owned
                by Each Reporting Person                                                88,543,024
                                                                       --------------------------------------------


         10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares                          [  ]


         11.    Percent of Class Represented by amount in Row (9)                                7.5%
                                                                                    -------------------------------


         12.    Type of Reporting Person (See Instructions)                                 CO
                                                                       --------------------------------------------

CUSIP No.                          N/A
           ------------------------------------------

         1.     Names of Reporting Persons                                   BZ BANK LIMITED
                                                     --------------------------------------------------------------

                I.R.S. Identification Nos. of above persons (entities only):                        N/A
                                                                                        ---------------------------


         2.     Check the Appropriate Box if a Member of a Group (See Instructions)

                (a)   [X]

                (b)   [ ]


         3.     SEC  Use Only
                                    -------------------------------------------------------------------------------


         4.     Citizenship or Place of Organization                               SWITZERLAND
                                                              -----------------------------------------------------


         Number of Shares Beneficially        5.    Sole Voting Power                              0
         Owned by Each Reporting Person                                               --------------------------
         with:

                                              6.    Shared Voting Power                       88,543,024
                                                                                      --------------------------


                                              7.    Sole Dispositive Power                         0
                                                                                      --------------------------


                                              8.    Shared Dispositive Power                  88,543,024
                                                                                      --------------------------


         9.     Aggregate Amount Beneficially Owned
                by Each Reporting Person                                                88,543,024
                                                                       --------------------------------------------


         10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares                          [  ]


         11.    Percent of Class Represented by amount in Row (9)                                7.5%
                                                                                    -------------------------------


         12.    Type of Reporting Person (See Instructions)                                 CO
                                                                       --------------------------------------------

CUSIP No.                          N/A
           ------------------------------------------

         1.     Names of Reporting Persons                                    BK VISION AG
                                                     --------------------------------------------------------------

                I.R.S. Identification Nos. of above persons (entities only):                        N/A
                                                                                        ---------------------------


         2.     Check the Appropriate Box if a Member of a Group (See Instructions)

                (a)   [X]

                (b)   [ ]


         3.     SEC  Use Only
                                    -------------------------------------------------------------------------------


         4.     Citizenship or Place of Organization                               SWITZERLAND
                                                              -----------------------------------------------------


         Number of Shares Beneficially        5.    Sole Voting Power                              0
         Owned by Each Reporting Person                                               --------------------------
         with:


                                              6.    Shared Voting Power                       88,543,024
                                                                                      --------------------------


                                              7.    Sole Dispositive Power                         0
                                                                                      --------------------------


                                              8.    Shared Dispositive Power                  88,543,024
                                                                                      --------------------------


         9.     Aggregate Amount Beneficially Owned
                by Each Reporting Person                                                88,543,024
                                                                       --------------------------------------------


         10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares                          [   ]


         11.    Percent of Class Represented by amount in Row (9)                                7.5%
                                                                                    -------------------------------


         12.    Type of Reporting Person (See Instructions)                                 CO
                                                                       --------------------------------------------

CUSIP No.                          N/A
           ------------------------------------------

         1.     Names of Reporting Persons                                INTERSHOP HOLDING AG
                                                     --------------------------------------------------------------

                I.R.S. Identification Nos. of above persons (entities only):                        N/A
                                                                                        ---------------------------


         2.     Check the Appropriate Box if a Member of a Group (See Instructions)

                (a)   [X]

                (b)   [ ]


         3.     SEC  Use Only
                                    -------------------------------------------------------------------------------


         4.     Citizenship or Place of Organization                               SWITZERLAND
                                                              -----------------------------------------------------


         Number of Shares Beneficially        5.    Sole Voting Power                              0
         Owned by Each Reporting Person                                               --------------------------
         with:

                                              6.    Shared Voting Power                       88,543,024
                                                                                      --------------------------


                                              7.    Sole Dispositive Power                         0
                                                                                      --------------------------


                                              8.    Shared Dispositive Power                  88,543,024
                                                                                      --------------------------


         9.     Aggregate Amount Beneficially Owned
                by Each Reporting Person                                                88,543,024
                                                                       --------------------------------------------


         10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares                          [  ]


         11.    Percent of Class Represented by amount in Row (9)                                7.5%
                                                                                    -------------------------------


         12.    Type of Reporting Person (See Instructions)                                 CO
                                                                       --------------------------------------------

ITEM 1

         1(a)   Name of Issuer:                                        CREDIT SUISSE GROUP
                                            -----------------------------------------------------------------------

         1(b)   Address of Issuer's Principal Executive Offices:

                PARADEPLATZ 8, P.O. BOX 1, CH-8070, ZURICH, SWITZERLAND,
                ---------------------------------------------------------------------------------------------------

ITEM 2

         2(a)   Names of Persons Filing:

                1.    BZ GROUP HOLDING LIMITED ("BZ GROUP HOLDING")

                2.    STILLHALTER VISION AG ("STILLHALTER")

                3.    BZ BANK LIMITED ("BZ BANK")

                4.    BK VISION AG ("BK VISION")

                5.    INTERSHOP HOLDING AG ("INTERSHOP")

                ATTACHED AS EXHIBIT 1 IS A COPY OF AN AGREEMENT BY AND AMONG THE REPORTING PERSONS TO THE EFFECT
                THAT THIS SCHEDULE 13G IS BEING FILED ON BEHALF OF EACH OF THEM.

         2(b)   Address of Principal Business Office or, if none, Residence:

                THE ADDRESS OF THE PRINCIPAL BUSINESS OFFICE OF BZ GROUP HOLDING, STILLHALTER, BZ BANK AND BK
                VISION IS:

                      EGGLIRAIN 24, 8832 WILEN, SWITZERLAND

                THE ADDRESS OF THE PRINCIPAL BUSINESS OFFICE OF INTERSHOP IS:

                      ZURCHERSTRASSE 19, 8401 WINTERTHUR, SWITZERLAND

         2(c)   Citizenship:                                   SEE ROW (4) ON PAGES 2-6
                                    -------------------------------------------------------------------------------

         2(d)   Title of Class of Securities                  REGISTERED SHARES, PAR VALUE CHF 3 PER SHARE
                                                     --------------------------------------------------------------

         2(e)   CUSIP Number                             N/A
                                        -----------------------------------


ITEM 3

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         a.   [  ] Broker or Dealer registered under Section 15 of the Act.

         b.   [  ] Bank as defined in Section 3(a)(6) of the Act.

         c.   [  ] Insurance company as defined in Section 3(a)(19) of the Act.

         d.   [  ] Investment company registered under section 8 of the Investment Company Act of 1940.

         e.   [  ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

         f.   [  ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         g.   [  ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         h.   [  ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         i.   [  ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
                    Investment Company Act of 1940;

         j.   [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)    Amount beneficially owned:                            88,543,024
                                                     --------------------------------------------

         (b)    Percent of class:                                        7.5%
                                                     --------------------------------------------

         (c)    Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote                                       0
                                                                                        ---------------------------

                (ii)  Shared power to vote or to direct the vote                                88,543,024
                                                                                        ---------------------------

                (iii) Sole power to dispose or to direct the disposition of                          0
                                                                                        ---------------------------

                (iv)  Shared power to dispose or to direct the disposition of                   88,543,024
                                                                                        ---------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                                             N/A
         ----------------------------------------------------------------------------------------------------------


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                                             N/A
         ----------------------------------------------------------------------------------------------------------



ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
   THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                                                             N/A
         ----------------------------------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                                             N/A
         ----------------------------------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                                                             N/A
         ----------------------------------------------------------------------------------------------------------



ITEM 10.  CERTIFICATION

                                                             N/A
         ----------------------------------------------------------------------------------------------------------

SIGNATURES

         After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


BZ GROUP HOLDING LIMITED


/s/    MARTIN EBNER                         /s/    RALPH STADLER
------------------------------------        ------------------------------------
By:    Martin Ebner                         By:    Ralph Stadler
Its:   Chairman                             Its:   Secretary


STILLHALTER VISION AG


/s/    MARTIN EBNER                         /s/    RALPH STADLER
------------------------------------        ------------------------------------
By:    Martin Ebner                         By:    Ralph Stadler
Its:   Chairman                             Its:   Secretary


BZ BANK LIMITED


/s/    PHILIPP ACHERMANN                    /s/    RALPH STADLER
------------------------------------        ------------------------------------
By:    Philipp Achermann                    By:    Ralph Stadler
Its:   Director                             Its:   Executive Vice President


BK VISION AG


/s/    MARTIN EBNER                         /s/    RALPH STADLER
------------------------------------        ------------------------------------
By:    Martin Ebner                         By:    Ralph Stadler
Its:   Chairman                             Its:   Secretary


INTERSHOP HOLDING AG


/s/    KURT SCHILTKNECHT                    /s/    CYRILL SCHNEUWLY
------------------------------------        ------------------------------------
By:    Kurt Schiltknecht                    By:    Cyrill Schneuwly
Its:   Chairman                             Its:   CFO

                                  EXHIBIT INDEX

Exhibit 1: Agreement by and between BZ Group Holding Limited, Stillhalter Vision AG, BZ Bank Limited, BK Vision AG and Intershop Holding AG with respect to the filing of this disclosure statement.

                                    EXHIBIT 1

                             JOINT FILING STATEMENT

         Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement as of this 14th day of February, 2002 that the attached Schedule 13G (including all amendments thereto) is filed on behalf of each of the undersigned.

BZ GROUP HOLDING LIMITED



/s/    MARTIN EBNER                         /s/    RALPH STADLER
------------------------------------        ------------------------------------
By:    Martin Ebner                         By:    Ralph Stadler
Its:   Chairman                             Its:   Secretary


STILLHALTER VISION AG



/s/    MARTIN EBNER                         /s/    RALPH STADLER
------------------------------------        ------------------------------------
By:    Martin Ebner                         By:    Ralph Stadler
Its:   Chairman                             Its:   Secretary


BZ BANK LIMITED



/s/    PHILIPP ACHERMANN                    /s/    RALPH STADLER
------------------------------------        ------------------------------------
By:    Philipp Achermann                    By:    Ralph Stadler
Its:   Director                             Its:   Executive Vice President

BK VISION AG



/s/    MARTIN EBNER                         /s/    RALPH STADLER
------------------------------------        ------------------------------------
By:    Martin Ebner                         By:    Ralph Stadler
Its:   Chairman                             Its:   Secretary


INTERSHOP HOLDING AG



/s/    KURT SCHILTKNECHT                    /s/    CYRILL SCHNEUWLY
------------------------------------        ------------------------------------
By:    Kurt Schiltknecht                    By:    Cyrill Schneuwly
Its:   Chairman                             Its:   CFO